SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AB International Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	37-1740351
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

16th Floor, Rich Towers, 2 Blenheim Avenue Tsim Sha Tsui, Kowloon, Hong Kong	________
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange of which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-199238 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 1,000,000,000 shares of common stock, with a par value of $0.001 per share. We have no authorized preferred stock. As of August 8, 2018, there were 76,300,000 shares of our common stock issued and outstanding. Our shares are held by twenty (20) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Item 2. Exhibits

Exhibit No.	Description of Exhibit
Exhibit 3.1	Articles of Incorporation of the Registrant (1)
Exhibit 3.2	Bylaws of the Registrant (1)
Exhibit 3.3	Certificate of Amendment(2)
Exhibit 10.1	Patent License Agreement, dated June 1, 2017(3)
Exhibit 10.2	Employment Agreement with Alexander Holtermann(4)
Exhibit 10.3	Employment Agreement with Jianli Deng(4)
Exhibit 10.4	Employment Agreement with Chiyuan Deng(4)
Exhibit 10.5	Employment Agreement with Ian Wright(4)

1.	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the US Securities and Exchange Commission on October 10, 2014.
2.	Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 7, 2018.
3.	Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 6, 2017.
4.	Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 7, 2018.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: August 14, 2018

AB International Group Corp.

By: /s/ Chiyuan Deng

Chiyuan Deng

Title: President

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